EXHIBIT 99.1


On January 14, 2000, the Registrant issued the following press release:


              " PYR ENERGY REPORTS FIRST QUARTER FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (AMEX: PYR) today announced that for the first fiscal quarter ended November 30, 1999, the Company had a net loss of ($165,627) or 1.1 cents ($.011) per common share, compared with a net loss of $(169,468) or 1.8 cents ($.018) per common share for the corresponding first fiscal quarter ended November 30, 1998.

     The Company has not owned any producing or proved oil and gas properties. Accordingly, no oil and gas revenues or expenses have been recorded by the Company. The Company recorded $56,841 and $4,525 in interest income for the quarters ended November 30, 1999 and 1998, respectively. The increase is attributable to additional cash on hand from the Private Placement completed in May of 1999.

     The Company incurred $217,845 and $137,775 in general and administrative expenses during the quarters ended November 30, 1999 and 1998, respectively. The difference is primarily attributable to an increase in personnel to enable the Company to continue to pursue its exploration activities. The Company recorded nominal interest expense for the quarter ended November 30, 1999 and incurred $29,832 in interest expense for the quarter ended November 30, 1998, primarily associated with the Company's then outstanding convertible debentures. These debentures were converted into the Company's Series A Convertible Preferred Stock on April 16, 1999. The Company is obligated to pay a ten percent dividend on outstanding shares of this preferred stock.

     At February 28, 1999, the Company had cash and marketable securities of $3,317,608, working capital of 3,340,427, total assets of $10,494,299, current liabilities of $59,906 and total stockholders' equity of $10,434,393. There were 14,579,580 common shares outstanding at November 30, 1999.

     PYR Energy Corporation is a natural gas and oil exploration company with activities primarily focused on deep natural gas exploration in the San Joaquin Basin of California and in select areas of the Rocky Mountains.


                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."